Exhibit 99.3

Capital One Financial Corporation

Reconciliation to GAAP Financial Measures

The Company’s consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) are referred to as its “reported” or GAAP financial statements. Loans included in securitization transactions which qualified as sales under GAAP have been removed from the Company’s “reported” balance sheet prior to January 1, 2010. However, servicing fees, finance charges, and other fees, net of charge-offs, and interest paid to investors of securitizations were recognized as servicing and securitization income on the “reported” income statement.

The Company’s “managed” consolidated financial statements reflect adjustments made to eliminate the effect of securitization transactions qualifying as sales under GAAP. The Company generates earnings from its “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Prior to January 1, 2010, the Company reclassified the servicing and securitizations income from our off-balance sheet securitizations and presented the results of the securitized loans in the same manner as our own loans. The Company believes our previous “managed” financial presentation and related metrics are useful to investors because it is consistent with how management views and manages the business. The Company believes the managed presentation is more reflective of the economics of our aggregate business, and it is useful to investors in understanding the credit risk and performance of both on and off-balance sheet loans. As a result of the consolidation occurring on January 1, 2010, “reported” or GAAP is equivalent to “managed”. The following tables present the reconciliation of “reported” to “managed” prior to January 1, 2010.

CAPITAL ONE FINANCIAL CORPORATION (COF)

FINANCIAL & STATISTICAL SUMMARY

GAAP BASIS

(in millions, except per share data and as noted)	2009 Q4	2009 Q3	2009 Q2		2009 Q1 (6)
Earnings (Reported Basis)
Net Interest Income	$1,954.2	$2,005.2	$1,944.7		$1,793.0
Non-Interest Income (1)	1,411.7	1,552.4	1,232.2	(4)	1,089.8

Total Revenue (2)	3,365.9	3,557.6	3,176.9		2,882.8
Provision for Loan Losses	843.7	1,173.2	934.0		1,279.1

Reported Balance Sheet Statistics (period average) (A)
Average Loans Held for Investment	$94,732	$99,354	$104,682		$103,242
Average Earning Assets	$143,663	$145,280	$150,804		$145,172
Average Assets	$169,856	$173,428	$177,628		$168,489
Return on Average Assets (ROA)	0.95%	1.01%	0.52%		(0.20)%

Reported Balance Sheet Statistics (period end) (A)
Loans Held for Investment	$90,619	$96,714	$100,940		$104,921
Total Assets	$169,376	$168,432	$171,944		$177,431
Tangible Assets (D)	$155,516	$154,315	$157,778		$163,230
Tangible Common Equity to Tangible Assets Ratio (E)	8.03%	7.82%	7.10	%(5)	5.75%

Performance Statistics (Reported) Quarter over Quarter (A)
Net Interest Income Growth (7)	(3)%	3%	8%		(1)%
Non Interest Income Growth (7)	(9)%	26%	13%		(20)%
Revenue Growth	(5)%	12%	10%		(9)%
Net Interest Margin	5.44%	5.52%	5.16%		4.94%
Revenue Margin	9.37%	9.80%	8.43%		7.94%
Risk Adjusted Margin (B)	6.07%	6.69%	5.46%		4.81%

Non Interest Expense as a % of Average Loans Held for Investment (annualized)	8.23%	7.26%	7.34%		6.76%
Efficiency Ratio (C)	56.92%	49.91%	59.12%		59.93%

Asset Quality Statistics (Reported) (A)
Allowance	$4,127	$4,513	$4,482		$4,648
Allowance as a % of Reported Loans Held for Investment (3)	4.55%	4.67%	4.44%		4.43%
Net Charge-Offs (3)	$1,185	$1,128	$1,117		$1,138
Net Charge-Off Rate (3)	5.00%	4.54%	4.28%		4.41%
30+ day performing delinquency rate (3)	4.13%	4.12%	3.71%		3.65%

CAPITAL ONE FINANCIAL CORPORATION (COF)

FINANCIAL & STATISTICAL SUMMARY

Adjustments

(in millions, except per share data and as noted)	2009 Q4	2009 Q3 (14)	2009 Q2 (14)		2009 Q1 (10)(14)
Earnings
Net Interest Income	$1,215.9	$1,206.8	$1,012.7		$957.0
Non-Interest Income (2)	(212.8)	(179.7)	(42.7	)(5)	(104.1)

Total Revenue (1)	1,003.1	1,027.1	970.0		852.9
Provision for Loan Losses	1,003.1	1,027.1	970.0		852.9

Balance Sheet Statistics (period average) (A)
Average Loans Held for Investment	$43,452	$44,186	$43,331		$43,940
Average Earning Assets	$40,236	$40,594	$40,404		$41,442
Average Assets	$40,569	$41,227	$40,774		$41,680
Return on Average Assets (ROA)	(0.18)%	(0.20)%	(0.10)%		0.04%

Balance Sheet Statistics (period end) (A)
Loans Held for Investment	$46,184	$44,275	$45,177		$44,809
Total Assets	$42,767	$41,251	$42,230		$42,527
Tangible Assets (D)	$42,767	$41,251	$42,230		$42,526
Tangible Common Equity to Tangible Assets Ratio (H)	(1.73)%	(1.65)%	(1.50	)%(6)	(1.19)%

Performance Statistics (A)
Net Interest Income Growth	2%	6%	—%		—%
Non Interest Income Growth	(4)%	(11)%	8%		3%
Revenue Growth	—%	(1)%	1%		4%
Net Interest Margin	1.46%	1.39%	1.03%		0.95%
Revenue Margin	0.13%	0.07%	0.25%		0.07%
Risk Adjusted Margin (B)	(1.33)%	(1.46)%	(1.15)%		(1.07)%
Investment	(2.59)%	(2.24)%	(2.15)%		(2.02)%
Efficiency Ratio (C)	(13.07)%	(11.18)%	(13.83)%		(13.68)%

Asset Quality Statistics (A)
Net Charge-Offs (3)	$1,003	$1,027	$970		$853
Net Charge-Off Rate (3)	1.33%	1.46%	1.36%		1.00%
30+ day performing delinquency rate (3)	0.60%	0.43%	0.39%		0.45%

CAPITAL ONE FINANCIAL CORPORATION (COF)

FINANCIAL & STATISTICAL SUMMARY

MANAGED BASIS

(in millions)		2009 Q4	2009 Q3	2009 Q2		2009 Q1 (6)
Earnings (Managed Basis)
Net Interest Income		$3,170.1	$3,212.0	$2,957.4		$2,750.0
Non-Interest Income (1)		1,198.9	1,372.7	1,189.5	(4)	985.7

Total Revenue (2)		4,369.0	4,584.7	4,146.9		3,735.7
Provision for Loan Losses		1,846.8	2,200.3	1,904.0		2,132.0

Managed Balance Sheet Statistics (period average) (A)
Average Loans Held for Investment		$138,184	$143,540	$148,013		$147,182
Average Earning Assets		$183,899	$185,874	$191,208		$186,614
Average Assets		$210,425	$214,655	$218,402		$210,169
Return on Average Assets (ROA)%		0.77%	0.81%	0.42%		(0.16)%

Managed Balance Sheet Statistics (period end) (A)
Loans Held for Investment		$136,803	$140,990	$146,117		$149,730
Total Assets		$212,143	$209,683	$214,174		$219,958
Tangible Assets (D)		$198,283	$195,566	$200,008		$205,756
Tangible Common Equity to Tangible Assets Ratio (E)%		6.30%	6.17%	5.60	%(5)	4.56%

Performance Statistics (Managed) Quarter over Quarter (A)
Net Interest Income Growth (7)%		(1)%	9%	8%		(1)%
Non Interest Income Growth (7)%		(13)%	15%	21%		(17)%
Revenue Growth %		(5)%	11%	11%		(5)%
Net Interest Margin %		6.90%	6.91%	6.19%		5.89%
Revenue Margin %		9.50%	9.87%	8.68%		8.01%
Risk Adjusted Margin (B)%		4.74%	5.23%	4.31%		3.74%

Non Interest Expense as a % of Average Loans Held for Investment (annualized)%		5.64%	5.02%	5.19%		4.74%
Efficiency Ratio (C)%		43.85%	38.73%	45.29%		46.25%

Asset Quality Statistics (Managed) (A)
Net Charge-Offs (3)	(4)	$2,188	$2,155	$2,087		$1,991
Net Charge-Off Rate (3)%	(4)	6.33%	6.00%	5.64%		5.41%
30+ day performing delinquency rate (3)%	(4)	4.73%	4.55%	4.10%		4.10%

(1)	Includes the impact from the change in fair value of retained interests, including the interest-only strips, which totaled $55.3 million in Q4 2009, $37.3 million in Q3 2009, $(114.5) million in Q2 2009 and $(128.0) million in Q1 2009.

CAPITAL ONE FINANCIAL CORPORATION (COF)

FINANCIAL & STATISTICAL SUMMARY NOTES

(2)	In accordance with the Company’s finance charge and fee revenue recognition policy, amounts billed to customers but not recorded as revenue totaled: $490.4 million in Q4 2009, $517.0 million in Q3 2009, $571.9 million in Q2 2009 and 544.4 million in Q1 2009.
(3)	Allowance as a % of Loans Held for Investment, Net Charge-off Rate and 30+ Day Performing Delinquency Rate include period end loans held for investment and average loans held for investment acquired as part of the Chevy Chase Bank, FSB (CCB) acquisition.

	Q4 2009	Q3 2009	Q2 2009	Q1 2009
CCB period end acquired loan portfolio (in millions)	$7,250.5	$7,885.0	$8,643.5	$8,858.9
CCB average acquired loan portfolio (in millions)	$7,511.9	$8,028.8	$8,498.9	$3,072.8
Allowance as a % of loans held for investment	4.95%	5.08%	4.86%	4.84%
Net charge-off rate (GAAP)	5.44%	4.94%	4.65%	4.54%
Net charge-off rate (Managed)	6.70%	6.36%	5.98%	5.53%
30+ day performing delinquency rate (GAAP)	4.49%	4.48%	4.06%	3.99%
30+ day performing delinquency rate (Managed)	4.99%	4.82%	4.36%	4.36%

(4)	In Q2 2009 the Company elected to convert and sell 404,508 shares of MasterCard class B common stock, which resulted in a gain of $65.5 million that is included in non-interest income.
(5)	Includes the impact of the issuance of 56,000,000 common shares at $27.75 per share on May 14, 2009.
(6)	Effective February 27, 2009 the Company acquired Chevy Chase Bank, FSB for $475.9 million, which included $9.8 billion in loans and $13.6 billion in deposits. The Company paid cash of $445.0 million and issued 2.6 million common shares valued at $30.9 mi
(7)	Prior period amounts have been recalculated to conform with current period presentation.

STATISTICS / METRIC CALCULATIONS

(A)	Calculated based on continuing operations, except for Average equity and Return on Average Equity (ROE), which are based on the Company’s average stockholders’ equity.
(B)	Calculated based on total revenue less net charge-offs divided by average earning assets, expressed as a percentage.
(C)	Calculated based on non-interest expense less restructuring expense divided by total revenue.
(D)	Consists of reported and managed assets less intangible assets, which is considered a non-GAAP measure.
(E)	Tangible Common Equity to Tangible Assets Ratio (“TCE Ratio”) is considered a non-GAAP measure.

CAPITAL ONE FINANCIAL CORPORATION

Statements of Average Balances, Income and Expense, Yields and Rates (1)

(dollars in thousands) (unaudited)

	Quarter Ended 12/31/09			Quarter Ended 03/31/09
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
GAAP Basis

Interest-earning assets:
Loans held for investment	$94,731,990	$2,108,325	8.90%	$103,242,406	$2,191,618	8.49%
Other	10,444,494	83,013	3.18%	7,720,249	63,117	3.27%

Total interest-earning assets	$143,663,108	$2,595,088	7.23%	$145,171,757	$2,650,009	7.30%

Interest-bearing liabilities:
Securitization liability	4,248,892	53,475	5.03%	7,046,543	90,733	5.15%

Total interest-bearing liabilities	$124,059,990	$640,875	2.07%	$124,354,899	$857,021	2.76%

Net interest spread			5.16%			4.54%

Interest income to average interest-earning assets			7.23%			7.30%
Interest expense to average interest-earning assets			1.79%			2.36%

Net interest margin			5.44%			4.94%

Adjustments

Interest-earning assets:
Loans held for investment	$43,452,191	$1,529,746	1.63%	$43,939,686	$1,288,031	0.97%
Other	(3,216,092)	(66,181)	(2.25)%	(2,497,533)	(47,374)	(2.06)%

Total interest-earning assets	$40,236,099	$1,463,565	1.60%	$41,442,153	$1,240,657	1.04%

Interest-bearing liabilities:
Securitization liability	40,588,015	247,664	(2.34)%	41,766,616	283,655	(2.08)%

Total interest-bearing liabilities	$40,588,015	$247,664	0.09%	$41,766,616	$283,655	(0.01)%

Net interest spread			1.51%			1.05%

Interest income to average interest-earning assets			1.60%			1.04%
Interest expense to average interest-earning assets			0.14%			0.09%

Net interest margin			1.46%			0.95%

Managed Basis

Interest-earning assets:
Loans held for investment	$138,184,181	$3,638,071	10.53%	$147,182,092	$3,479,649	9.46%
Other	7,228,402	16,832	0.93%	5,222,716	15,743	1.21%

Total interest-earning assets	$183,899,207	$4,058,653	8.83%	$186,613,910	$3,890,666	8.34%

Interest-bearing liabilities:
Securitization liability	44,836,907	301,139	2.69%	48,813,159	374,388	3.07%

Total interest-bearing liabilities	$164,648,005	$888,539	2.16%	$166,121,515	$1,140,676	2.75%

Net interest spread			6.67%			5.59%

Interest income to average interest-earning assets			8.83%			8.34%
Interest expense to average interest-earning assets			1.93%			2.45%

Net interest margin			6.90%			5.89%

(1)	Reflects amounts based on continuing operations.